Exhibit 10.5

FIRST AMENDMENT TO THE

Amended and restated SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN Agreement

THIS FIRST AMENDMENT (the “Amendment”) is adopted February 8, 2019, by and between The Farmers National Bank of Emlenton (the “Employer”), and Jennifer A. Roxbury (the “Executive”).

The Employer and the Executive are parties to an Amended and Restated Supplemental Executive Retirement Plan Agreement dated November 18, 2015 (the “Agreement”). The parties now wish to amend the Agreement to increase the Executive’s benefits.

NOW, THEREFORE, the Employer and the Executive adopt the following amendment to the Agreement:

Section 2.1 of the Agreement shall be deleted and replaced with the following:

2.1       Normal Retirement Benefit. Upon Separation from Service after Normal Retirement Age, the Employer shall pay the Executive an annual benefit in the amount of Fifty-Six Thousand Five Hundred Dollars ($56,500) in lieu of any other benefit hereunder. The annual benefit will be paid in equal monthly installments commencing the first day of the month following Separation from Service and continuing for twenty (20) years, subject to the conditions and limitations hereinafter set forth.

The Schedule A originally attached to the Agreement shall be deleted in its entirety and replaced by the Schedule A attached hereto.

IN WITNESS WHEREOF, the Executive and a duly authorized representative of the Employer have executed this Amendment as indicated below:

Executive	Employer

/s/Jennifer A. Roxbury	By:	/s/Amanda Engles
	Its:	SVP/CFO

Supplemental Executive Retirement Plan

Schedule A

Jenn Roxbury

Birth Date: XX/XX/1969 Plan Anniversary Date: 09/30/2019 Normal Retirement: XX/XX/2034, Age 65 Normal Retirement Payment: Monthly for 20 Years		Early Termination Amount Payable Monthly for 5 Years at Separation from Service	Disability Amount Payable Monthly for 20 Years at Normal Retirement Age	Change In Control Amount Payable Lump Sum Upon Change in Control	Death Amount Payable Monthly for 20 Years Upon Death
Values As Of	Age	Annual Benefit 1	Annual Benefit 2	Lump Sum Benefit 3	Annual Benefit 2
Feb-19	49	25,276	14,674	380,259	8,187
Sep-19	50	30,035	17,006	392,481	9,729
Sep-20	51	37,399	20,398	411,556	12,114
Sep-21	52	45,044	23,665	431,558	14,590
Sep-22	53	52,981	26,812	452,531	17,161
Sep-23	54	61,221	29,843	474,524	19,830
Sep-24	55	69,775	32,763	497,586	22,601
Sep-25	56	78,655	35,575	521,769	25,477
Sep-26	57	87,874	38,284	547,127	28,464
Sep-27	58	97,445	40,894	573,717	31,564
Sep-28	59	107,381	43,408	601,600	34,782
Sep-29	60	117,696	45,829	630,838	38,123
Sep-30	61	128,405	48,161	661,496	41,592
Sep-31	62	139,522	50,408	693,645	45,193
Sep-32	63	151,063	52,572	727,356	48,931
Sep-33	64	163,045	54,657	762,706	52,812
Aug-34	65	174,429	56,500	796,617	56,500

The first line represents the initial plan values as of the plan implementation date of February 01, 2019.

1 The annual benefit amount will be distributed in 12 equal monthly payments for a total of 60 monthly payments.

2 The annual benefit amount will be distributed in 12 equal monthly payments for a total of 240 monthly payments.

3 Note that accounting rules may require an additional accrual at the time this benefit is triggered.

IF THERE IS A CONFLICT BETWEEN THIS SCHEDULE A AND THE AGREEMENT, THE TERMS AND PROVISIONS OF THE AGREEMENT SHALL PREVAIL. IF A TRIGGERING EVENT OCCURS, REFER TO THE AGREEMENT TO DETERMINE THE ACTUAL BENEFIT AMOUNT BASED ON THE DATE OF THE EVENT.

Jenn Roxbury	/s/ Jenn Roxbury	By	/s/ Amanda L. Engles

Date	2/8/19	Title	SVP/ CFO

Date	2/8/19